FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
February 7, 2006                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                   FX Energy Announces Capital Budget for 2006

Salt Lake City, February 7, 2006 - FX Energy, Inc. (Nasdaq: FXEN) today announced its capital budget and drilling program for 2006. The Company's 2006 capital budget is projected at $27 million and covers an estimated 400km of 2-D seismic and up to eight wells. The budget includes $6 million for pipeline and facilities to hook up the Zaniemysl and Wilga discoveries that are scheduled to be in production in the third quarter. The seismic portion of the 2006 program focuses on the Fences I and Fences II areas and builds on the 800km program carried out in 2005.

The first four wells to be drilled this year include the Drozdowice well now drilling in Fences III, and three wells in the Sroda area of Fences II. The short list of locations for the first three wells in the Sroda area includes Winna Gora, Sroda City, Sroda Northwest and a near offset to the Sroda-5 well. Final drillsite selection by the technical committee is expected in about seven weeks and will be based in part on seismic just now coming out of processing. FX Energy and its partner, the Polish Oil and Gas Company, last week initiated the process to begin drilling the next three wells in the Sroda area. The tender to select a rig will run concurrently with drillsite selection so that the first well can begin drilling early in the second quarter.

"Our technical group is enthusiastic about the potential of our upcoming wells, having just reviewed the data from our last two wells along with the most recent seismic," said David Pierce, CEO of FX Energy. "Once drillsites have been determined for the initial three Sroda wells, our technical team will direct their attention to identifying three additional sites in Fences I and II for drilling later this year. We have also budgeted another well in the Drozdowice area if the first well is commercial," said Mr. Pierce

The Company's Drozdowice-1 well is currently drilling at a depth of approximately 400 meters in the Fences III area where the Company is the operator and owns 100% interest. The projected target depth of the Drozdowice-1 well is 1,400 meters.

About FX Energy
FX Energy, Inc. holds a land position of over 1.7 million acres in a known hydrocarbon region in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.
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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.